Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

RLI Corp. (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.

The Company’s authorized capital stock consists of 405,000,000 shares, of which 400,000,000 shares are common stock, par value $0.01 per share (“common stock”), and 5,000,000 shares are preferred stock, par value $0.01 per share. By resolution of the Board of Directors (the “Board”), the Company may, without any further vote by its shareholders, authorize and issue shares of preferred stock. The Board may by resolution fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualification, limitations or restrictions thereof, of any unissued series and/or class of preferred stock, and may fix the number of shares constituting such series and/or class, and may increase or decrease the number of shares of any such series and/or class (but not below the number of shares thereof then outstanding). The rights of the holders of common stock are subject to the rights and preferences of any series of preferred stock that the Company may issue. There are currently no shares of preferred stock outstanding.

The following description of our common stock and of certain provisions of Delaware law are summaries, do not purport to be complete and are subject to and qualified in their entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit and are incorporated herein by reference. Please also refer to the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Description of Common Stock

Market Listing

Our common stock trades on the New York Stock Exchange under the symbol “RLI.”

Dividends; Liquidation

The DGCL permits a corporation to declare and pay dividends upon its shares out of (i) surplus or, (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Subject to the preferences of any outstanding shares of preferred stock, holders of common stock have equal ratable rights to dividends (payable in cash, stock or property) out of funds legally available for that purpose, when, as and if dividends are declared by the Board. Holders of common stock are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of common stock upon the liquidation or dissolution of the Company or the winding up of the affairs of the Company, after payment of the Company’s liabilities and any amounts to holders of outstanding shares of preferred stock.

Voting Rights

Generally, holders of our common stock will vote together as a single class on every matter acted upon by the shareholders. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Shareholders are not entitled to cumulate votes in voting for directors. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication (if applicable) or represented by proxy, will constitute a quorum for the transaction of business at any meeting of shareholders. At all duly called or convened meetings of shareholders at which a quorum is present for the election of directors, a majority of the votes cast will be sufficient to elect a director. However, in a Contested Election (as defined below), at such a meeting, directors will be elected by a plurality of the votes cast on the election of directors. “Contested Election” means an annual or special meeting with respect to which the Company’s secretary receives a notice that a shareholder has nominated or intends to nominate a person for election to the Board in compliance with the Bylaws and such nomination notice has not been withdrawn by such shareholder on or prior to the tenth day before the Company first mails its notice of meeting for such meeting to the shareholders. Except as otherwise provided by the Certificate of Incorporation, the Bylaws, the rules or regulations of any stock exchange applicable to the Company or applicable law or pursuant to any regulation applicable to the Company or its securities, each other matter presented to the shareholders at a duly called or convened meeting at which a quorum is present will be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter. Except as otherwise provided by law, or the Certificate Incorporation by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series and/or class of preferred stock, the holders of common stock have the exclusive right to vote for the election of directors and for all matters presented to the shareholders.

Written Consent

The DGCL provides that shareholders may take action by the written consent of the holders of shares having not less than the minimum number of votes necessary to take action at a meeting in which all shares entitled to vote on the matter were present and voting, unless such right is limited or restricted by the certificate of incorporation. The Certificate of Incorporation does not limit or restrict such right. If action is taken by less than unanimous written consent, the DGCL requires prompt notice afterwards to non-consenting holders of the action taken. The Bylaws provide for advance notice and other procedural requirements in connection with shareholder action by written consent.

Absence of Other Rights.

The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Shareholders do not have the right of cumulative voting in the election of directors.

Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws and of Delaware Law

Delaware Business Combination Statute

The DGCL has a “business combination” statute that is applicable to publicly traded corporations incorporated in Delaware that do not opt out of its provisions in its certificate of incorporation or bylaws. The DGCL provides in Section 203 that an “interested shareholder” (defined as a person who owns fifteen percent (15%) or more of the outstanding voting stock of a corporation or who is an associate or affiliate of the corporation and, within the preceding three-year period, owned fifteen percent (15%) or more of the outstanding voting stock of the corporation), and the affiliates and associates of such person may not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested shareholder unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the  transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced excluding certain shares, and (iii) at or subsequent to the time the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders (and not by written consent) by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the corporation not owned by the interested shareholder. The DGCL defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested shareholder, including mergers, asset sales and transactions in which the interested shareholder receives or could receive a benefit on other than a pro rata basis with all other shareholders of the corporation. The Company may amend the Certificate of Incorporation in the future in accordance with the DGCL to no longer be governed by the Delaware business combination statute. Because the Company has not elected to opt-out of this provision in the Certificate of Incorporation, the provision might discourage takeover attempts that might result in a premium over the market price for shares of common stock at a given time.

Authorized Preferred Shares

Under the Certificate of Incorporation, the Board is authorized to issue 5,000,000 preferred shares. In each case, the Board may issue these preferred shares in one or more series and may establish the designations, preferences and rights, including voting rights, of each series. These preferred shares are available for issuance from time to time to any person for such consideration as the Board may determine without the requirement of further action by our shareholders, except as required by the New York Stock Exchange or other exchange on which Company shares are then listed. The Board may decide to issue such preferred stock for a variety of reasons including but not limited to the issuance in a public or private sale for cash as a means of obtaining additional capital for use in the Company’s business and operations, issuance as part or all of the consideration required to be paid for acquisitions of other business properties and issuance as a share dividend to equity holders. Depending on its terms, the issuance of preferred stock may or may not have a dilutive effect on the equity interest or voting power of the then current shareholders of the Company. Although the Board has no present intention to do so, authorized but unissued and undesignated preferred shares may also be issued as a defense to an attempted takeover.

Special Meetings of Shareholders

Limits on the rights of shareholders to call special meetings of shareholders could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of shareholders for the purpose of considering the removal of directors or an acquisition offer. The Bylaws provide that shareholders holding at least twenty percent (20%) of the voting power of the outstanding shares may make written demand of the Company’s secretary to call special meetings of shareholders, provided such shareholders comply with the other requirements set forth in the Bylaws.

Advance Notice of Nominations and Proposals

The Bylaws establish advance notice procedures with respect to shareholder proposals for shareholder meetings and the nomination of candidates for election as directors to the Board (other than proposals and nominations made by or at the direction of the Board, a duly authorized committee of the Board or, in the case of proposals only, the Chairperson of the Board). In order for any matter to be properly bought before a meeting by a shareholder, such shareholder must comply with advance notice requirements and provide the Company with certain information. Under the Bylaws, the Board may also adopt rules and regulations for the conduct of shareholder meetings as the Board deems appropriate, and except to the extent inconsistent with such rules and regulations adopted by the Board, the chairperson of any meeting of shareholders has the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules, regulations and procedures are not followed. The rules, regulations and procedures may deter, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the Company.

No Shareholder Filling of Vacancies

Unless otherwise provided in the Certificate of Incorporation or the Bylaws, Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may only be filled by a vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Thus, even if shareholders remove a director from office, the vacancy created by such removal may only be filled by the Board.

Choice of Forum

The Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or shareholder of the Company to the Company or to the Company’s shareholders, (iii) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any shareholder, such shareholder will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. However, it is possible that a court could find the Company’s forum selection provision to be inapplicable or unenforceable. Furthermore, because the applicability of the exclusive forum provision is limited to the extent permitted by law, the Company does not intend that the exclusive forum provision described above would apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.